Exhibit 5.1

200 South Orange Avenue, Suite 2600 | Orlando, FL 32801 | T 407.425.8500 | F 407.244.5288
Holland & Knight LLP | www.hklaw.com

September 30, 2024

Clene Inc.

6550 South Millrock Drive, Suite G50

Salt Lake City, Utah 84121

Re:         Sale of Shares, Prefunded Warrants and Prefunded Warrant Shares, Registered Pursuant to Registration Statement on Form S-3 (File No. 333-264299)

Ladies and Gentlemen:

We have acted as special counsel for Clene, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (as amended and supplemented to date, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements, and the prospectus supplement to be filed pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”), under which the Company is offering (i) 725,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) 17,626 pre-funded warrants to purchase Common Stock at an exercise price equal to $0.001 per share (the “Prefunded Warrants”) and (iii) the shares of Common Stock underlying the Prefunded Warrants (the “Prefunded Warrant Shares”). The Shares, the Prefunded Warrants, and the Prefunded Warrant Shares are being offered and sold pursuant to two securities purchase agreements, each dated as of September 30, 2024, by and among the Company and the purchasers party thereto (the “Agreements”). The Agreements are being filed with the Commission as exhibits to a Current Report on Form 8-K and will be incorporated by reference into the Registration Statement.

This opinion is being delivered to you pursuant to Item 601(b)(5) of Regulation S-K under the Act at the request of the Company.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following: (i) the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended, (ii) the Company’s Bylaws, (iii) the Registration Statement, including the Base Prospectus contained therein, (iv) the Prospectus Supplement (the Prospectus Supplement and the Base Prospectus are collectively referred to herein as the “Prospectus”), (v) the Agreements, (vi) corporate proceedings of the Company relating to the Shares, the Prefunded Warrants and the Prefunded Warrant Shares, and (vii) such other instruments and documents as we have deemed necessary under the circumstances.

With respect to various factual matters material to the opinion expressed below, we have relied upon certificates and information furnished by public officials and representatives of the Company.

We have assumed without inquiry or other investigation: (i) the legal capacity of each natural person executing the agreements described herein; (ii) the full power and authority of each entity other than the Company to execute, deliver and perform such agreements and each document executed and delivered or to be executed and delivered in connection therewith; (iii) the due authorization, execution and delivery by each entity other than the Company of each such agreement and each document executed and delivered or to be executed and delivered by such entity; (iv) that there have been no undisclosed modifications of any provision of any document reviewed by us in connection with the rendering of this opinion letter and no undisclosed prior waiver of any right or remedy contained in any of the documents; (v) the genuineness of each signature; (vi) the completeness of each document submitted to us; (vii) the authenticity of each document reviewed by us as an original; (viii) the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy; (ix) that each certificate or copy of a public record furnished by public officials is accurate, complete and authentic; and (x) the valid, legal, binding and enforceable nature of the obligations of all parties under the transaction documents other than the Company.

Clene Inc.

September 30, 2024

Based upon the foregoing and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that:

(i) the Shares have been duly authorized and, when issued and delivered by the Company in accordance with the terms of the Agreement and upon receipt by the Company of the consideration therefor provided therein, will be validly issued, fully paid and non-assessable;

(ii) the Prefunded Warrants, when the Prefunded Warrants have been duly executed in accordance with their terms and issued and delivered in accordance with the terms of the Agreement upon payment of the consideration therefor provided therein, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

(iii) the Prefunded Warrant Shares have been duly authorized and, if issued upon exercise of the Prefunded Warrants against payment therefor in accordance with the terms of the Prefunded Warrants, would be validly issued, fully paid and nonassessable.

Our opinion is limited to matters governed by the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. This opinion letter is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. Our opinion is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K, and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

HOLLAND & KNIGHT LLP

/s/ Holland & Knight LLP